Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 17, 2011 (except Note 14, as to which is dated November 22, 2011) in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-175942) and related Prospectus of Era Group Inc. for the registration of shares of its Class A common stock.

/s/ Ernst & Young LLP

Certified Public Accountants

Miami, Florida

November 22, 2011